Exhibit 99.1

National Interstate Corporation Announces 2008 Fourth Quarter and Full Year Results

¡	2008 full year net income from operations of $1.69 per share (15.3% ROE)
¡	Combined ratio of 80.9% for 2008 fourth quarter and 89.4% for 2008 full year
¡	Gross premiums written of $380.3 million for 2008 full year; up 10%
¡	After-tax charges for realized losses from investments of $1.14 per share for 2008 full year

Richfield, Ohio, February 18, 2009—National Interstate Corporation (Nasdaq: NATL) today reported net income of $0.9 million ($.05 per share diluted) and $10.7 million ($.55 per share diluted) for the 2008 fourth quarter and full year, respectively. Net income for 2008 includes higher realized losses on investments reflecting charges for other-than-temporary impairments. Net income for the 2007 fourth quarter and full year were $11.1 million ($.57 per share diluted) and $43.6 million ($2.25 per share diluted), respectively.

Net income from operations for the 2008 fourth quarter of $12.9 million ($.66 per share diluted) reflects strong underwriting results for the quarter and contributed to net income from operations of $32.8 million ($1.69 per share diluted) for the 2008 full year. Net income from operations was $11.5 million ($.59 per share diluted) and $44.0 million ($2.27 per share diluted) for the 2007 fourth quarter and full year, respectively.

The table below shows the Company’s net income determined in accordance with generally accepted accounting principles (GAAP), reconciled between net income from operations and net realized losses from investments, both of which are non-GAAP financial measures:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
Pretax income from operations	$19,132	$18,174	$48,112	$66,018
Provision for federal income taxes	6,274	6,648	15,351	21,992

Net income from operations	12,858	11,526	32,761	44,026

Per share	$0.66	$0.59	$1.69	$2.27

Pretax net realized losses from investments	$(11,626)	$(606)	$(22,394)	$(653)
Provision (benefit) for federal income taxes	285	(212)	(293)	(229)

Net realized losses from investments	(11,911)	(394)	(22,101)	(424)

Per share	$(0.61)	$(0.02)	$(1.14)	$(0.02)

Pretax income from operations	$19,132	$18,174	$48,112	$66,018
Pretax net realized losses from investments	(11,626)	(606)	(22,394)	(653)

Pretax income (loss)	7,506	17,568	25,718	65,365
Provision for income taxes	6,559	6,436	15,058	21,763

Net income (loss)	947	11,132	10,660	43,602

Per share	$0.05	$0.57	$0.55	$2.25

Operations

Gross premiums written of $68.1 million for the 2008 fourth quarter were 4.3% below the $71.1 million reported for the 2007 fourth quarter. For the 2008 full year, gross premiums written of $380.3 million increased 9.9% compared to $346.0 million for the 2007 full year. For the 2008 full year, growth in the Alternative Risk Transfer (ART) and Specialty Personal Lines components was offset by lower premiums in the Transportation and Hawaii and Alaska components.

The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,				Year Ended December 31,
	2008		2007		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$34,318	50.4%	$34,851	49.0%	$206,342	54.3%	$167,717	48.5%
Transportation	15,511	22.8%	18,154	25.5%	87,246	22.9%	90,984	26.3%
Specialty Personal Lines	12,265	18.0%	11,423	16.1%	59,065	15.5%	55,169	15.9%
Hawaii and Alaska	4,762	7.0%	5,292	7.4%	22,489	5.9%	25,126	7.3%
Other	1,193	1.8%	1,416	2.0%	5,154	1.4%	7,010	2.0%

Gross Premiums Written	$68,049	100.0%	$71,136	100.0%	$380,296	100.0%	$346,006	100.0%

The ART component grew 23.0% for the 2008 full year compared to 2007 and represented over 50% of the Company’s gross premiums written. Because of the size and common renewal dates of the programs, gross premiums written for the ART component vary quarter to quarter. In the 2008 fourth quarter, growth in the truck group captive programs was offset by the non-renewal of two smaller programs resulting in a slight decrease compared to the 2007 fourth quarter. The commercial vehicle product which provides vehicle insurance to small business operators contributed to the approximately 7% growth in the Specialty Personal Lines component for both the 2008 fourth quarter and full year. The Company currently offers this product in three states and anticipates further expansion in 2009. Gross premiums written for the Transportation and Hawaii and Alaska components decreased in both the 2008 fourth quarter and full year compared to 2007.

“The ART component continues to fuel our growth and we see potential in the commercial vehicle product although it is still relatively small as a percentage of our overall premium. We are maintaining our underwriting standards and appropriate rate levels in all our businesses, which have affected the top line growth for the Transportation and Hawaii and Alaska components,” commented Dave Michelson, President and Chief Executive Officer.

The Company’s net income from operations, which includes underwriting and investment income, improved in the 2008 fourth quarter compared to the first three quarters of 2008 and the 2007 fourth quarter. The combined ratio of 80.9% for the 2008 fourth quarter improved the 2008 full year combined ratio to 89.4%. The Company’s underwriting expenses continue to be within expected ranges, fluctuating primarily due to the mix of business written. The underwriting expense ratio for the 2008 full year was 24.7% compared to 22.9% for the 2007 full year.

The improvement in operating results was primarily attributable to fewer large claims which returned to normal levels in the 2008 fourth quarter. The timing of large claims is unpredictable and the Company’s loss and loss adjustment expenses can be significantly affected by the activity in a given period. Responding to the elevated number of large claims in the first three quarters, the Company completed a comprehensive review of their entire charter transportation book of business and identified specific accounts that required action. The Company experienced favorable development from prior year reserves which reduced the loss and loss adjustment ratio by 2.3 percentage points for the 2008 fourth quarter and 0.3 percentage points for the 2008 full year.

Net investment income of $5.7 million for the 2008 fourth quarter and $22.5 million for the 2008 full year were flat compared to the same 2007 periods. Lower yields in 2008 offset growth in the portfolio. The Company’s tax equivalent yield on their fixed income, preferred stock, and short-term portfolios of 5.25% at December 31, 2008 was 18 basis points lower than December 31, 2007. Additionally, the Company maintained higher cash balances throughout 2008 when compared to 2007. Cash and cash equivalents of $77.2 million comprised 13.7% of cash and invested assets at December 31, 2008.

Mr. Michelson said, “We continually remind our investors that our results can vary quarter to quarter because of the potential impact from claims on our higher limit policies. We are pleased that we experienced fewer large claims during the 2008 fourth quarter than we experienced in the earlier quarters of the year. The improvements we made related to our disciplined underwriting practices, particularly for small fleet charter risks, and the addition of new analytical tools will benefit us going forward.”

Investments

The 2008 fourth quarter and full year results were adversely impacted by net realized losses from investments including write-downs required by the other-than-temporary impairment accounting guidelines as follows:

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
	(In thousands)
Write-off—Fannie Mae, Freddie Mac, Lehman	$243	$7,006
Write-down—ETF’s and other common stock	8,721	8,721
Write-down—Bonds and preferred stock	652	3,264
Write-down—Securities Lending	32	1,173
Net loss on sales and equity partnership	1,978	2,230

Realized losses from investments	$11,626	$22,394

The majority of the 2008 fourth quarter impairment relates to the Company’s holdings in Exchange Traded Funds that are part of its common stock portfolio. The Exchange Traded Funds have traded significantly below cost for most of 2008, including further declines in the 2008 fourth quarter. Despite recording these realized losses in accordance with other-than-temporary impairment accounting guidelines, the Company believes that an economic loss is still not certain and intends to maximize future potential recoveries related to these investments. The two largest components of the 2008 full year impairment were the Exchange Traded Funds and write-offs related to Fannie Mae, Freddie Mac and Lehman Brothers taken in the 2008 third quarter. The Company was unable to recognize a tax benefit in the current year related to the 2008 fourth quarter and full year realized investments losses which adversely impacted net income.

Pre-tax unrealized investment losses at December 31, 2008 were as follows:

	December 31, 2008
	Fair Value	Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$202,277	$3,070
State and local government	125,079	(233)
Agency backed MBS/CMO	78,568	1,398
Corporate debt	42,014	(4,928)

Total fixed maturities	$447,938	$(693)

Preferred stock	17,039	(5,542)
Common stock	21,493	—

Total equity securities	$38,532	$(5,542)

Cash and short-term investments	$77,244	$—

Securities lending	$84,670	$(9,985)

Total	$648,384	$(16,220)

The Company has historically maintained a conservative, diversified, and high quality investment portfolio. Cash equivalents, short-term, investment grade fixed income, and investment grade preferred stock investments comprised 95.2% of the investment and securities lending portfolios at December 31, 2008.

Summary Comments

Mr. Michelson stated, “Despite the turmoil in the financial markets, continued soft commercial insurance pricing, and a concentration of large claims in the first three quarters of the year our ROE was 5.0%. While this is less than our objective of 15% plus inflation, this return is evidence of the strength of our business. Even in these challenging times, we did grow the business with favorable underwriting results and our book value increased slightly in 2008. Looking ahead to 2009 we are optimistic that we can continue to sustain growth, remain confident that our disciplined underwriting will continue to produce favorable combined ratios, and believe our investment portfolio is properly positioned.”

Conference Call

The Company will hold a conference call to discuss the 2008 fourth quarter and full year results at 10:00 a.m. Eastern Standard Time tomorrow, February 19, 2009. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 713-4215 and providing the confirmation code 25646674. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to
https://www.theconferencingservice.com/prereg/key.process?key=P8PCRXDDD and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Merrill Lynch Insurance Investor Conference

Company management will make a presentation at the Merrill Lynch Insurance Investor Conference at Merrill Lynch’s 250 Vesey Street headquarters in New York City, on Tuesday, February 24, 2009 at 2:35 p.m. Eastern Standard Time. The presentation will be broadcast live over the Internet and can be accessed via the Company’s Investor Relations website at http://invest.natl.com.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating Data:
Gross premiums written	$68,049	$71,136	$380,296	$346,006

Net premiums written	$58,508	$59,109	$298,081	$272,142

Premiums earned	$76,220	$67,819	$290,741	$257,561
Net investment income	5,708	5,720	22,501	22,141
Net realized losses on investments	(11,626)	(606)	(22,394)	(653)
Other	669	753	2,868	4,137

Total revenues	70,971	73,686	293,716	283,186
Losses and loss adjustment expenses	44,034	36,937	188,131	149,501
Commissions and other underwriting expenses	15,445	14,574	62,130	50,922
Other operating and general expenses	2,819	3,150	12,605	12,140
Expense on amounts withheld	1,038	1,067	4,299	3,708
Interest expense	129	390	833	1,550

Total expenses	63,465	56,118	267,998	217,821

Income before income taxes	7,506	17,568	25,718	65,365
Provision for income taxes	6,559	6,436	15,058	21,763

Net income	$947	$11,132	$10,660	$43,602

Per Share Data:
Net income per common share, basic	$0.05	$0.58	$0.55	$2.27
Net income per common share, assuming dilution	$0.05	$0.57	$0.55	$2.25
Weighted average number of common shares outstanding, basic	19,295	19,205	19,285	19,193
Weighted average number of common shares outstanding, diluted	19,377	19,477	19,366	19,348
Cash dividend per common share	$0.06	$0.05	$0.24	$0.20
GAAP Ratios:
Losses and loss adjustment expense ratio	57.8%	54.5%	64.7%	58.0%
Underwriting expense ratio	23.1%	25.0%	24.7%	22.9%

Combined ratio	80.9%	79.5%	89.4%	80.9%

Return on equity (a)			5.0%	22.6%
Average shareholders’ equity			$214,440	$193,285

			At December 31, 2008	At December 31, 2007
Balance Sheet Data (GAAP):
Cash and investments			$563,714	$492,916
Securities lending collateral			84,670	139,305
Reinsurance recoverable			150,791	98,091
Total assets			990,812	898,634
Unpaid losses and loss adjustment expenses			400,001	302,088
Long-term debt			15,000	15,464
Total shareholders’ equity			$216,074	$212,806
Book value per common share, basic (at year end)			$11.20	$11.08
Common shares outstanding at year end (b)			19,295	19,205

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and end of the year.
(b)	Common shares outstanding at year end include all vested common shares. At December 31, 2008 and December 31, 2007 there were 99,000 and 106,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.